As filed with the Securities and Exchange Commission on November 30, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SANGAMO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	68-0359556
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

501 Canal Blvd Richmond, California	94804
(Address of Principal Executive Offices)	(Zip Code)

Sangamo Therapeutics, Inc. Amended and Restated 2013 Stock Incentive Plan

(Full title of the plan)

Alexander D. Macrae

President and Chief Executive Officer

Sangamo Therapeutics, Inc.

501 Canal Blvd

Richmond, California 94804

(510) 970-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Chadwick L. Mills

Cooley LLP

101 California St., 5th Floor

San Francisco, California 94111-5800

Tel: (415) 693-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.01 par value per share	1,000,000 shares	$14.60-$15.00	$14,665,600	$1,825.87

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Sangamo Therapeutics, Inc. Amended and Restated 2013 Stock Incentive Plan (the “2013 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of shares of the Registrant’s outstanding Common Stock.
(2)	Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Act. The offering price per share and aggregate offering price are based upon (a) the weighted average exercise price for the Registrant’s common stock subject to outstanding options granted under the 2013 Plan ($15.00) and (b) the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on November 27, 2017 ($14.60). The chart below details the calculations of the registration fee:

Securities	Number of Shares of Common Stock	Offering Price Per Share	Aggregate Offering Price/Registration Fee
Common Stock, $0.01 par value per share, issuable upon the exercise of outstanding options granted under the 2013 Plan	164,000	$15.00(2)(a)	$2,460,000.00
Common Stock, $0.01 par value per share, reserved for future issuance under the 2013 Plan	836,000	$14.60(2)(b)	$12,205,600.00

Proposed Maximum Aggregate Offering Price			$14,665,600.00
Registration Fee			$1,825.87

EXPLANATORY NOTE

Sangamo Therapeutics, Inc. (the “Registrant”) has prepared this Registration Statement on Form S-8 to register one million (1,000,000) additional shares of Common Stock of the Registrant to be issued pursuant to the Sangamo Therapeutics, Inc. Amended and Restated 2013 Stock Incentive Plan (the “2013 Plan”).

INCORPORATION BY REFERENCE OF CONTENTS OF REGISTRATION STATEMENTS

The Registrant previously registered shares of its Common Stock for issuance under the 2013 Plan on Registration Statements on Form S-8 filed by the Registrant with the Securities and Exchange Commission (“SEC”) on June 27, 2013 (File No. 333-189621) and August 6, 2015 (File No. 333-206173). Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of the Registration Statements referenced above.

EXHIBITS

Exhibit Number	Description

4.1	Composite copy of Seventh Amended and Restated Certificate of Incorporation of Sangamo Therapeutics, Inc., as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on August 9, 2017).

4.2	Composite copy of Second Amended and Restated Bylaws of Sangamo Therapeutics, Inc., as amended (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on August 9, 2017).

5.1	Opinion of Cooley LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley LLP is contained in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney is contained on the signature pages hereto.

99.1	Sangamo Therapeutics, Inc. Amended and Restated 2013 Stock Incentive Plan (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 14, 2017).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of California, on November 30, 2017.

SANGAMO THERAPEUTICS, INC.

By:	/s/ ALEXANDER D. MACRAE
Alexander D. Macrae, M.B., Ch.B., Ph.D. President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alexander D. Macrae and Kathy Y. Yi, and each of them, as his or her true and lawful attorney-in-fact and agent with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Alexander D. Macrae Alexander D. Macrae, M.B., Ch.B., Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	November 30, 2017

/s/ Kathy Y. Yi Kathy Y. Yi	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 30, 2017

/s/ Robert F. Carey Robert F. Carey	Director	November 30, 2017

/s/ Stephen G. Dilly, M.B.B.S., Ph.D. Stephen G. Dilly, M.B.B.S., Ph.D.	Director	November 30, 2017

/s/ Roger Jeffs, Ph.D. Roger Jeffs, Ph.D.	Director	November 30, 2017

/s/ Steven J. Mento, Ph.D. Steven J. Mento, Ph.D.	Director	November 30, 2017

/s/ H. Stewart Parker H. Stewart Parker	Director and Chairman of the Board	November 30, 2017

/s/ Saira Ramasastry Saira Ramasastry	Director	November 30, 2017

/s/ William R. Ringo William R. Ringo	Director	November 30, 2017

/s/ Joseph Zakrzewksi Joseph Zakrzewksi	Director	November 30, 2017